For Immediate Release

Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc.
Reports First Quarter 2014 Financial Results

WALNUT CREEK, CA. – May 15, 2014 – Owens Realty Mortgage, Inc. (the “Company”) (NYSE MKT: ORM) today reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights
•	Net income attributable to common stockholders of $760,563, or $0.07 per diluted common share
•	Book value attributable to common stockholders of $16.69 per common share at March 31, 2014 as compared to $16.66 per common share at December 31, 2013
•	Declared quarterly dividends of $0.05 per share of common stock
•	FFO of $835,318, or $0.08 per diluted common share (see Non-GAAP Financial Measures)

Recent Operational Highlights
•	Funded seven loans during the quarter, including six new loans totaling $8,433,000 and the rewrite of one loan for $616,000
•	Secured a revolving line of credit of up to $20,000,000 with California Bank & Trust to provide additional loan funding capacity and operating liquidity
•	Completed the purchase of $6.0 million in additional parcels of land that will allow greater development flexibility for the Chateau at South Lake Tahoe and enhance its marketability
•	Secured additional capital resources to accelerate mortgage lending activities through a $20,000,000 revolving line of credit with Opus Bank

“We made significant progress towards our strategic objectives in the first quarter, increasing our commercial lending activities and successfully securing lines of credit, providing us with up to $40 million in additional liquidity,” said William Owens, Chairman and CEO. “We are seeing positive trends in the commercial real estate bridge lending market and, while still in the early stages, we are optimistic that we will continue to expand our loan portfolio in 2014.”

“As we look to prepare certain properties in our portfolio for sale next year, we have made progress with scheduled development programs, including the Chateau at South Lake Tahoe project.  Most recently we completed the $6.0 million purchase of additional parcels of land adjacent to the land already owned by the Company, providing us with the flexibility to make minor project reconfigurations resulting in greater development opportunities, which should enhance the marketability of the property.  We are also in the process of working to obtain construction financing that would allow us to move ahead with the planned renovation of the 160 vacant units in the North Building of the Treasures on the Bay property in Miami, Florida.”

“We remain committed to the continued execution of our operating strategy and are excited by the opportunities ahead,” concluded Mr. Owens.

Summary of First Quarter 2014 Financial Results

The Company reported net income attributable to common stockholders of $760,563, or $0.07 per basic and diluted common share, for the three months ended March 31, 2014 as compared to a net income of $1,429,932 or $0.13 per basic and diluted common share for the quarter ended March 31, 2013. The decrease was primarily attributable to a decrease in gains on loan foreclosures, resulting in a gain of only $257,000 compared to $952,000 for the quarter ended March 31, 2013, and a recorded provision for loan losses of approximately $127,000, as compared to a reversal of provision for loan losses of approximately $257,000 for the corresponding period in 2013. The decrease was partially offset by an increase in interest income on loans of approximately $250,000, an increase in net income from real estate properties of approximately $110,000, as a result of increased rental rates and/or occupancy and decreased operating expenses on certain of our real estate properties held for investment and the sale of certain operating properties during 2013 which had net losses during the quarter ended March 31, 2013; and an increase in gain on sale of real estate during the quarter ended March 31, 2014 as a result of deferred gain recognized on a property sold at the end of 2012 due to a partial principal repayment received on the carry back loan during the quarter.

Quarter End Loan Portfolio Summary

The following tables set forth certain information regarding the Company’s loan portfolio at March 31, 2014 and December 31, 2013.

	March 31, 2014	December 31, 2013
By Property Type:
Commercial	$34,470,078	$26,158,878
Residential	25,555,598	27,461,913
Land	2,366,003	5,175,502
	$62,391,679	$58,796,293
By Position:
Senior loans	$56,471,679	$52,876,293
Junior loans*	5,920,000	5,920,000
	$62,391,679	$58,796,293
* The junior loans in our portfolio at March 31, 2014 and December 31, 2013 are junior to existing senior loans held by us and are secured by the same collateral.

The types of property securing the Company’s commercial real estate loans are as follows:

	March 31, 2014	December 31, 2013
Commercial Real Estate Loans:
Retail	$4,156,000	$4,140,000
Assisted care	4,021,946	4,021,946
Office	15,747,132	15,484,932
Industrial	1,245,000	1,245,000
Marina	3,200,000	—
Apartment	2,980,000	—
Storage	1,853,000	—
Golf course	1,267,000	1,267,000
	$34,470,078	$26,158,878

Loans by geographic location:

	March 31, 2014	Portfolio	December 31, 2013	Portfolio
	Balance	Percentage	Balance	Percentage
Arizona	$7,535,000	12.08%	$7,535,000	12.81%
California	42,553,457	68.20%	39,862,058	67.80%
Hawaii	1,450,000	2.32%	1,450,000	2.47%
Louisiana	1,520,000	2.44%	1,520,000	2.58%
Oregon	1,250,000	2.00%	—	—%
Pennsylvania	4,021,946	6.45%	4,021,946	6.84%
Utah	2,045,273	3.28%	2,391,286	4.07%
Washington	2,016,003	3.23%	2,016,003	3.43%
	$62,391,679	100.00%	$58,796,293	100.00%

Quarter End Real Estate Property Portfolio

The following tables set forth certain information regarding the Company’s real estate portfolio at March 31, 2014 and December 31, 2013.

Real Estate Held for Investment:
	March 31, 2014	December 31, 2013
Land (including land under development)	$53,650,892	$46,873,135
Residential	46,814,715	47,037,370
Retail	15,561,805	15,588,452
Office	9,294,507	9,348,331
Industrial	4,571,067	4,605,910
Storage	3,919,806	3,943,780
Marina	3,189,335	2,028,855
	$137,002,127	$129,425,833

Real Estate Held for Sale:

	March 31, 2014	December 31, 2013
Residential	$93,647	$93,647
Land	3,427,200	3,427,200
Golf course	1,981,291	1,961,284
Marina	408,000	408,000
	$5,910,138	$5,890,131

Non-GAAP Financial Measures

Funds from Operations

We utilize supplemental non-GAAP measures of operating performance, including funds from operations (“FFO”), an industry-wide standard measure of REIT operating performance. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with that of other REITs. We determine FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), as net income (loss) attributable to common stockholders (computed in accordance with GAAP), plus depreciation and amortization of real estate assets, impairments of real estate assets and provisions for loan losses, losses from sales of real estate, reduced by gains from sales of real estate and extraordinary items, and after adjustments for unconsolidated ventures.

Our calculation of FFO may not be comparable to similar measures reported by other REITs. This non‐GAAP financial measure should not be considered as an alternative to net income as a measure of our operating performance or to cash flows computed in accordance with GAAP as a measure of liquidity, nor is it indicative of cash flows from operating and financial activities.

We urge investors to carefully review the GAAP financial information included as part of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table reconciles FFO to comparable GAAP financial measures:

	For the Three Months Ended
	March 31, 2014	March 31, 2013
Funds from Operations
Net income attributable to common stockholders	$ 760,563	$ 1,429,932
Adjustments:
Depreciation and amortization of real estate assets	546,097	398,018
Depreciation allocated to non-controlling interests	(30,154)	(5,078)
Provisions for impairment of real estate assets	7,540	—
Provision for (reversal of) loan losses	127,172	(257,213)
Gain on sales of real estate assets	(277,184)	(30,337)
Gain on foreclosure of loan	(257,020)	(952,357)
Adjustments for unconsolidated ventures	(41,696)	(41,002)
FFO attributable to common stockholders	$ 835,318	$ 541,963
Basic and diluted FFO per common share	$ 0.08	$ 0.05

Subsequent Events

Opus Bank Credit Facility

On April 22, 2014, the Company entered into a new revolving line of credit with Opus Bank (“Opus”). The maximum borrowings under the new credit line is $20,000,000 or such lesser amount as may be determined pursuant to borrowing base calculations described in the related agreements.  The line of credit will be secured by certain assets of ORM, including certain real property assets of the Company and a collateral interest in mortgage loan promissory notes issued by the Company in the ordinary course of business. Advances on the line may be made through April 1, 2016, and all amounts are due no later than April 1, 2017.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements about Owens Realty Mortgage Inc.’s plans, strategies, and prospects, including the maximum borrowings available under the new revolving lines of credit, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the Company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.
Consolidated Balance Sheets
(UNAUDITED)
	March 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$1,422,955	$8,158,734
Restricted cash	3,986,573	4,095,435
Loans, net of allowance for losses of $4,866,260 in 2014 and $4,739,088 in 2013	57,525,419	54,057,205
Interest and other receivables	1,661,189	1,673,978
Other assets, net of accumulated depreciation and amortization of $998,566 in 2014 and $976,090 in 2013	1,435,260	1,197,683
Investment in limited liability company	2,184,278	2,142,582
Real estate held for sale	5,910,138	5,890,131
Real estate held for investment, net of accumulated depreciation of $10,118,917 in 2014 and $9,599,719 in 2013	137,002,127	129,425,833
Total Assets	$211,127,939	$206,641,581
LIABILITIES AND EQUITY
LIABILITIES:
Dividends payable	$538,400	$180,000
Due to Manager	157,596	293,776
Accounts payable and accrued liabilities	3,252,317	2,710,745
Deferred gains	3,037,015	3,313,169
Line of credit payable	4,100,000	—
Notes payable	13,872,676	13,917,585
Total Liabilities	24,958,004	20,415,275

EQUITY:
Stockholders’ equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 10,768,001 and 10,794,209 shares outstanding at March 31, 2014 and December 31, 2013, respectively	111,981	111,981

Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 430,118 and 403,910 shares at March 31, 2014 and December 31, 2013, respectively	(5,349,156)	(5,023,668)
Retained earnings	2,571,405	2,348,575
Total stockholders’ equity	179,771,752	179,874,410
Non-controlling interests	6,398,183	6,351,896
Total Equity	186,169,935	186,226,306
Total Liabilities and Equity	$211,127,939	$206,641,581

OWENS REALTY MORTGAGE, INC.
Consolidated Statements of Operations
 (UNAUDITED)

	Three Months Ended March 31,
	2014	2013 As Recast (1)
Revenues:
Interest income on loans	$1,136,784	$887,229
Gain on foreclosure of loan	257,020	952,357
Rental and other income from real estate properties	2,689,975	2,723,417
Income from investment in limited liability company	41,696	41,002
Other income	18	793
Total revenues	4,125,493	4,604,798
Expenses:
Management fees to Manager	420,306	439,772
Servicing fees to Manager	38,210	43,455
General and administrative expense	415,743	273,108
Rental and other expenses on real estate properties	1,915,115	2,206,821
Depreciation and amortization	546,097	398,018
Interest expense	127,385	127,482
Provision for (reversal of) loan losses	127,172	(257,213)
Impairment losses on real estate properties	7,540	—
Total expenses	3,597,568	3,231,443
Operating income	527,925	1,373,355
Gain on sale of real estate and other assets, net	277,184	30,337
Net income	805,109	1,403,692
Less: Net (income) loss attributable to non-controlling interests	(44,546)	26,240
Net income attributable to common stockholders	$760,563	$1,429,932

Per common share data:
Basic and diluted earnings per common share	$0.07	$0.13
Basic and diluted weighted average number of common shares outstanding	10,769,498	11,198,119
Dividends declared per share of common stock	$0.05	$0.003

   (1) As recast to reflect the balances of Owens Mortgage Investment Fund, LP combined with the balances of Owens Realty Mortgage, Inc. beginning January 1, 2013, as required under the accounting guidelines for a transfer of an entity under common control (refer to Note 1).